Exhibit 10.2

EQUIPMENT, DEMONSTRATION AND PRODUCT TESTING AGREEMENT

THIS EQUIPMENT, DEMONSTRATION AND PRODUCT DEVELOPMENT AGREEMENT (“Agreement”) is entered into effective this 10th day of May, 2017 (“Effective Date”) by and between STERLING PHARMS, LLC, a Colorado limited liability company whose address is 3065 Sterling Circle, Unit C, Boulder, Colorado 80301 (“Sterling”), SURNA, INC., a Nevada corporation whose address is 1780 55th Street, Suite A, Boulder, Colorado 80301 (“Surna”). Sterling and Surna may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.       Surna, together with its affiliates and subsidiaries, is engaged in the development, design and distribution of cultivation technologies for controlled environment agriculture for state-regulated cannabis cultivation facilities and traditional indoor agricultural facilities, including lighting, environmental control, air sanitation and cultivation facilities designed to meet the specific environmental conditions required for indoor cultivation and to reduce energy and water consumption (“Surna Business”).

B.        In connection with the Surna Business, Surna manufactures, sells and delivers the following products and services: (i) liquid-based process cooling and climate control systems, (ii) reflectors and lighting systems, including water-cooled reflectors (iii) a full-service air sanitation technology program, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to indoor cultivation facility conditions, (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control in indoor cultivation facilities, (v) a comprehensive hybrid cultivation facility design and system utilizing sunlight and a high-power LED lighting system, and (vi) and other products, services, and technologies now or hereafter developed related to the foregoing (collectively, “Surna Products”).

C.       Sterling is a Colorado-regulated cannabis cultivation facility located at 3065 Sterling Circle, Unit C, Boulder, Colorado 80301 (“Sterling Facility”).

D.       Stephen Keen, a principal stockholder and a former employee of Surna, is the managing member of Sterling (“Keen”).

E.       Sterling is willing to use Surna Products, and Surna is willing to provide Surna Products, in connection with the operation of the Sterling Facility, subject to the terms and conditions set forth in this Agreement.

F.       Sterling is willing to allow Surna and its existing and prospective customers to have access to the Sterling Facility for demonstration tours in a working environment, subject to the terms of this Agreement, and Surna acknowledges the significant benefit that such demonstration tours will provide to the Surna Business and the hardship that will be incurred by Sterling to accommodate such demonstration tours during operating hours and in an active cultivation facility.

G.       Sterling is willing to monitor, test and evaluate the Surna Products installed at Sterling Facility and to collect data and provide feedback to Surna on the energy and operational efficiency and efficacy of the installed Surna Products, and Surna desires to use such data and feedback in connection with Surna’s Business and to allow Surna to improve, enhance and develop new or additional product features, innovations and technologies.

1

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	EQUIPMENT

1.1.       Surna hereby agrees to provide Sterling for use at the Sterling Facility, and Sterling hereby agrees to use, subject to the terms of this Agreement, the Surna Products set forth on Exhibit A of this Agreement (“Equipment”). The Equipment shall at all times be located at the Sterling Facility and shall not be removed from the Sterling Facility by Sterling without the prior written consent of Surna, provided that, Sterling shall be allowed to move the location of the Equipment within the Sterling Facility. Sterling and Surna acknowledge and agree that the Equipment is sufficient to handle the cultivation capacity and needs of the Sterling Facility as of the Effective Date. In the event cultivation capacity and needs of the Sterling Facility increase, Sterling and Surna may mutually agree, in writing, to the deployment of additional equipment, subject to an adjustment of the fee as set forth in Section 1.14.

1.2.       The Equipment is and shall at all times be and remain the sole and exclusive personal property of Surna. Sterling shall have no right, title or interest therein or thereto, and shall not create, incur, assume or suffer to exist any mortgage, lien, pledge or other encumbrance or attachment of any kind whatsoever upon, affecting or with respect to the Equipment or this Agreement. Sterling will cooperate with Surna for the purpose of protecting the interests of Surna in the Equipment.

1.3.       At all times during the Term (as defined herein), Sterling shall have the right to use the Equipment solely for licensed or other legally permitted cultivation purposes at the Sterling Facility, subject to the terms and conditions of this Agreement. During the Term, Sterling shall comply with all governmental laws, regulations, requirements and rules applicable to the operation of Sterling’s business and shall comply with all instructions and warranty requirements, and with the conditions and requirements of Surna, or any other manufacturer of the Equipment, with respect to the use of the Equipment. During the Term, Surna shall comply with all governmental laws, regulations, requirements and rules applicable to the operation of the Surna Business.

1.4.       Sterling shall be responsible for the initial installation of the Equipment at the Sterling Facility, at Sterling’s cost, subject to Surna acting as a supervisor to that installation. Surna shall pay all shipping and delivery charges incurred in connection with the initial installation of the Equipment.

1.5.       During the Term, Sterling shall ensure that the Equipment shall be in good condition, repair, and working order, ordinary wear and tear excepted, provided that, Surna at its cost shall provide maintenance on the Equipment located at the Sterling Facility, in accordance with Surna’s standard full maintenance package. Sterling shall not make any repairs, modifications or alterations to the Equipment without the prior written consent of Surna.

1.6.       In the event of any failure of the Equipment due to defects in material and/or manufacturing to the capacities and ratings set forth in Surna’s catalogs and bulletins, other than damage or failure arising from modifications made to the Equipment by parties other than Surna or its contractors, repairs or alterations by parties other than Surna or its contractors that adversely affects the stability or reliability of the Equipment, vandalism, neglect, accident, adverse weather or environmental conditions, abuse or improper use, improper installation by parties other than Surna or its contractors, commissioning by a party other than Surna or its contractors, unusual physical or electrical or mechanical stress, operation with any accessory, equipment or part not specifically approved by Surna, refrigerant or glycol not recommended or supplied by Surna, and or lack of proper start-up or maintenance as recommended by Surna, Surna will use its commercially reasonable efforts to repair or replace the Equipment in a commercially reasonable time fame. Surna shall not be obligated to pay for the cost of lost refrigerant or lost product or any other direct, indirect, or consequential damages, loss or contamination of crop, loss of profits, or reimbursement for loss caused by interruption of service, arising out of the use of the Equipment. Surna’s obligations and liabilities under this Section 1.6 shall be limited to furnishing and installing replacement equipment or parts, at its option, at its costs including labor costs associated therewith.

2

1.7.       Surna shall have the right to modify, enhance, substitute and/or exchange components of the Equipment at any time during the Term, subject to the prior written consent of Sterling; provided, that, such modifications, enhancements, substitutions and/or exchanges, meet any legal requirements and shall not reduce the features, functionality or capacity of the Equipment. For any modification, enhancement, substitution or exchange of the Equipment, Surna shall be responsible for the removal of the existing Equipment and the installation of the new Equipment, at Surna’s cost, including all shipping and delivery costs related thereto. Any modifications, enhancements, substitution and/or exchanges of the Equipment shall be agreed to in advance and in writing by Surna and Sterling.

1.8.       Sterling acknowledges and agrees that some of the Surna Products provided to Sterling for use under this Agreement will be prototype or new products that have not been deployed in the marketplace. Such products will be clearly noted as such in any modification, enhancement, substitution and/or exchange documentation. Sterling acknowledges the foregoing and confirms that any prototype or new products accepted by Sterling shall be provided without recourse to Surna, provided that, Surna warrants that such prototype or new products provided to Sterling will be fit for a particular purpose.

1.9.       Surna and its employees, agents, vendors, suppliers and contractors shall have the right, upon reasonable notice to Sterling and subject to any Sterling security requirements, to access the Facility for purposes of making modifications, enhancements, substitutions and/or exchanges. Surna shall endeavor to make any such modifications, enhancements, substitutions and/or exchanges between harvests.

1.10.       Surna shall be responsible for any costs associated with any physical damage to the Sterling Facility or any equipment located at the Sterling Facility (including the Equipment) that is directly caused by Surna’s employees, agents, vendors, suppliers, contractors, existing or prospective customers and other guests, provided that, Surna will not be responsible for any loss or contamination of the crop, special and consequential damages, or loss of profits arising in connection with such physical damage.

1.11.       Except as set forth in Section 1.10, from and after the date of delivery of the Equipment to the Sterling Facility, (a) Sterling hereby assumes and shall bear the entire risk of loss for theft, damage, destruction or other injury to the Equipment from any and every cause whatsoever, (b) shall, at its cost, maintain property and casualty insurance on the Equipment at not less than the full replacement cost thereof, with extended coverage, with Surna designated as an additional insured thereunder, and (c) in the event of damage or loss to the Equipment (or any part thereof) and irrespective of payment from any insurance coverage maintained by Sterling, Sterling shall, at the sole option of Surna: (i) place the Equipment in good repair, condition and working order at Sterling’s cost, or (ii) pay to Surna an amount equal to the replacement cost incurred by Surna in replacing the Equipment, provided that, in all cases, the proceeds of any insurance recovery shall be earmarked for fulfillment of Sterling’s obligations under either (i) or (ii) above. NO SUCH LOSS OR DAMAGE OF THE EQUIPMENT SHALL IMPAIR OR MODIFY ANY OBLIGATION OF STERLING AND KEEN UNDER THIS AGREEMENT, WHICH OBLIGATIONS REMAIN IN FULL FORCE AND EFFECT.

1.12.       Surna and Sterling each shall maintain, at their own cost, during the Term hereof, (a) broad form commercial general liability insurance (including products coverage, and completed operations coverage), and (b) professional liability/errors and omissions coverage. The limit of liability for such coverage shall be no less than $1 million per claim/occurrence, aggregate $2,000,000, with the other party being named as an “additional insured” under such policies. Each Party shall also maintain workers’ compensation insurance.

3

1.13.       Sterling shall pay when due or reimburse Surna for, and shall indemnify and defend Surna against, all fees, assessments and sales, use, property, excise and other taxes and governmental charges including, without limitation, interest and penalties hereafter imposed by any federal, foreign, state or local governmental body or agency upon the use of the Equipment under this Agreement. Surna shall be responsible for all other taxes payable on the Equipment, including any taxes based on the net income of Surna.

1.14.       During the Term, in consideration for Surna’s providing the use of the Equipment to Sterling pursuant to this Section 1, Sterling shall pay Surna, by check, money order or wire transfer, a fee of $16,500 per quarter, payable in arrears on the last business day of each calendar quarter. Any fee related to a period consisting of less than a full calendar quarter shall be properly prorated. In the event that Sterling requests additional equipment or Surna requests to place other equipment at the Sterling Facility, which additional or other equipment is beyond the features, functionality or capacity of the Equipment set forth on Exhibit A hereto, the quarterly fee hereunder shall be subject to adjustment based on the mutual agreement of the Parties. If any fee shall be unpaid after the due date thereof, Sterling shall pay on demand, as an additional late service and/or overhead charge, but not as interest, on amounts not paid when due an amount equal to one and one-half percent (1.5%) per month of any such unpaid amount but in no event to exceed maximum lawful charges.

1.15.       In the event this Agreement is terminated or expires pursuant to Section 4 hereof, Sterling agrees to provide access to Surna and its employees and agents in order to promptly remove the Equipment from the Sterling Facility, at Surna’s cost, provided that Sterling shall cooperate with and assist Surna, as reasonably requested by Surna, in the takedown and disassembly of the Equipment. In the event this Agreement expires at the end of the Term hereof, Sterling shall have the option to purchase, during for a period of thirty (30) days prior to the expiry of the Term, all, but not less than all, the Equipment at market value as mutually agreed to by the Parties.

2.	ACCESS TO FACILITY; DATA COLLECTION AND FEEDBACK

2.1.       Surna’s employees, agents, vendors, suppliers and contractors shall have the right, upon no less than seventy-two (72) hours’ notice to Sterling and subject to Sterling’s security requirements, to access the Sterling Facility for the purposes of undertaking marketing, data gathering, product evaluation, maintenance work or other legitimate business purposes with respect to the Equipment and its operation. Only Surna’s employees will be allowed to carry photographic devices into the Sterling Facility, provided that no photography will be allowed at the Sterling Facility without specific prior approval of Sterling.

2.2.       Surna and its existing and prospective customers shall have the right, upon no less than seventy-two (72) hours’ notice to Sterling and subject to any Sterling security requirements, to access the Sterling Facility for the purposes of demonstrating the Equipment in a working environment, provided that demonstrations will be limited to one (1) one-hour tour per day on Tuesdays, Wednesdays and Thursdays. Any of Surna’s existing and prospective customers entering the Sterling Facility shall be accompanied at all times by a Surna representative and a Sterling representative, with Sterling agreeing to use its reasonable commercial efforts to have Keen act as such Sterling representative. Surna warrants and represents each existing and prospective customer entering the Sterling Facility shall have been qualified by Surna in accordance with its standard practices and, with respect to a prospective customer, confirmed as a reasonable prospect to become a Surna customer. Any existing or prospective customers of Surna will be required to execute a non-disclosure agreement prior to taking a demonstration tour of the Sterling Facility.

4

2.3.       Surna shall be responsible for any costs associated with any physical damage to the Sterling Facility or any equipment located at the Sterling Facility (including the Equipment) that is directly caused by Surna’s employees, agents, vendors, suppliers, contractors, existing or prospective customers and other guests, provided that Surna will not be responsible for any loss or contamination of the crop, special and consequential damages, or loss of profits arising in connection with such physical damage.

2.4.       During the Term, Sterling shall monitor, test and evaluate the Equipment installed at Sterling Facility for each growth cycle and shall collect and provide data and feedback to Surna regarding the energy and operational efficiency and efficacy of the installed Equipment, and other relevant data and feedback with respect to environmental and climate control measures, equipment operating performance metrics and optimization, and crop growth yields in such format as mutually agreed to by the Parties (collectively, the “Performance Data”).

2.5.       During the Term, in consideration for Sterling providing access to the Sterling as set forth herein and collecting and providing the Performance Data, Surna shall pay Sterling, by check, money order or wire transfer, a fee of $12,000 per quarter, payable in arrears on the last business day of each calendar quarter. Any fee related to a period consisting of less than a full calendar quarter shall be properly prorated. In the event that Surna requests additional services, which are beyond the scope set forth in this Section 2, the quarterly fee hereunder shall be subject to adjustment based on the mutual agreement of Sterling and Surna. If any fee shall be unpaid after the due date thereof, Surna shall pay on demand, as an additional late service and/or overhead charge, but not as interest, on amounts not paid when due an amount equal to one and one-half percent (1.5%) per month of any such unpaid amount but in no event to exceed maximum lawful charges.

3.	RESTRICTIVE COVENANTS

3.1.       Every invention and improvement conceived, invented or developed by Sterling relating to or useable in the Surna Business then being carried on or actively contemplated by Surna or the Surna Products now existing or hereafter developed shall become the exclusive property of Surna. With respect to all inventive ideas originated or developed by Sterling hereunder, which relate to the Surna Business or the Surna Products during the Term hereof, or as to which Sterling has acquired information as a result of this Agreement, and all patents obtained on such inventive ideas, (a) Sterling agrees to disclose and assign, without charge, all such inventive ideas and any patents obtained thereon to Surna, but without expense to Sterling, (b) Sterling agrees that all such inventive ideas and any patents thereof shall be the exclusive property of Surna, and (c) Sterling will, at any and all times, furnish such information and assistance and execute such applications and other documents as may be advisable in the opinion of Surna to obtain both domestic and foreign patents, title to which is to be vested in Surna, and Sterling gives Surna the full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

3.2.       During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, Sterling will not, directly or indirectly, solicit, interfere with, or divert away from Surna any customer of Surna who did any business with Surna during the Term hereof.

3.3.       During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, Sterling shall not, directly or indirectly, or on behalf of any other person or entity, hire, solicit, recruit, or attempt to entice away from Surna or any customer of Surna any person employed by Surna or any customer of Surna. Sterling shall not approach any such employees for such a prohibited purpose and shall not knowingly cooperate in any other person or entity’s efforts to do so.

5

3.4.        Sterling shall not at any time during the Term hereof or at any time thereafter communicate, divulge or disclose , take, or use for itself any information, knowledge, data, or materials that were disclosed or obtained by it during the Term (including, without limitation, the Performance Data and any information and knowledge that was conceived, created, or developed by Sterling during the course of this Agreement) which is related to the Surna Business and Surna Products and is not already generally known in Surna’s trade by competitors. This restriction on confidential information disclosure shall apply to knowledge or information which relates to the Surna Business or the business of Surna’s customers and is in the nature of a business secret of Surna or Surna’s customers provided, however, that this restriction on confidential information use shall not apply to any information or knowledge conceived, created, or developed by Sterling as long as Sterling’s use thereof does not compete with the Surna Business or Surna Products. Included within the scope of this restriction shall be the specific items identified in Section 3.6 hereof and any other information and matters designated by Surna (verbally or in writing) to be confidential during the Term hereof. The obligations of Sterling with respect to the disclosure and use of confidential information under this Section 3.4 shall cease to the extent such information becomes generally known in Surna’s trade by competitors through a means other than a breach of this Agreement by Sterling. In the event Sterling is required by any legal proceedings to disclose confidential information, Sterling shall provide Surna with prompt notice thereof so that Surna may seek an appropriate protective order and/or waive compliance by Sterling with the provisions hereof.

3.5.       During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, Sterling shall, alone, or as an agent, employee, servant, officer, partner or stockholder of any other corporation or business, directly or indirectly, engage in any business activity which relates to the sale, manufacturing, or marketing of products which are competitive with, substantially similar to, or serve the same function as the Surna Products manufactured, marketed or sold by Surna. This post-termination restriction is limited to activities in or directed at the geographic area located in North America where Surna has sold or manufactured the Surna Products at any time during the Term hereof. Sterling specifically agrees, without limitation, that it will not perform the same or similar responsibilities or services performed for Surna for any business entity that is engaged in the same business as Surna (i.e., a competitor).

3.6.       Upon request at any time during the Term hereof and without request at the time of the termination or expiration of this Agreement, without regard for who initiated the termination, Sterling agrees to promptly return (without retaining any copies, summaries, files or notes derived from source materials) all information and records regarding the Surna Business and the Surna Products, whether or not created by Sterling during the Term hereof including, all designs, specifications, drawing, engineering, bills of material and other information related to Surna Products, all corporate and equipment manuals and policies related to Surna Products, provided that, the foregoing are related to the Surna Business and Surna Products.

3.7.       Sterling represents and acknowledges that none of the activity restrictions set forth in this Section 3 will prevent it from operating Sterling’s business, cause undue hardship, or adversely impact numerous other business opportunities that are not affected by the existence of these restrictions. Sterling further acknowledges that it believes the foregoing restrictions to be reasonable and necessary to protect Surna’s legitimate business interests. Any violation of the restrictions in this Section 3 can cause harm to Surna of an irreparable nature for which money damages alone will not suffice. Sterling agrees that it will fully and promptly disclose to any person or entity with which it becomes associated subsequent to the termination or expiration of this Agreement all of the restrictions on its post-termination activities. Surna shall also have the right to disclose this Agreement to any business entity utilizing the services of Sterling subsequent to the termination or expiration of this Agreement.

6

3.8.       During the Term and thereafter, neither Party shall knowingly, directly or indirectly, make negative comments or otherwise disparage the other Party, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. Each Party shall direct its senior management team to not disparage or encourage or induce others to disparage the other Party. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the Party has given the other Party prompt written notice of any such legal process and cooperated with the other Party’s efforts to seek a protective order

3.9.       The provisions of this Section 3 restricting the post-termination activities of Sterling shall survive the termination of this Agreement.

3.10.       Sterling and Surna agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Surna with broader protection than that provided herein.

4.	TERM; TERMINATION

4.1.       The initial term of this Agreement shall be three (3) years from the date when the Equipment is first installed (“Initial Term”) and shall automatically renew for additional one (1) year periods following the expiration of the Initial Term (collectively, the “Term”); provided, that, either party shall have the right to terminate this Agreement following the Initial Term upon sixty (60) days’ prior written notice to the other party.

4.2.       Either Party may terminate this Agreement, by written notice to the other Party, for any Material Breach of this Agreement (as defined herein) by the other Party, as the case may be, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to 180 days, so long as the breaching Party is making diligent efforts to do so. Such termination shall be effective upon expiration of such cure period.

4.3.       For purposes of this Agreement, a Material Breach shall mean:

4.3.1.       To the extent permitted by law, failure to make payment of any fee or other amount payable under by this Agreement within 30 days of the due date; or

4.3.2.       If either Party breaches any representation or warranty contained herein or made any incorrect representation or warranty in any other document furnished to the other Party in connection herewith; or

4.3.3.       If either Party fails to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder, and such failure or breach shall continue unremedied in accordance with this Section 4 after the Party becomes aware of such failure or breach; or

7

4.3.4.       If Sterling without Surna’s consent attempts to remove, sell, transfer, encumber, part with possession, or sublet the Equipment (or any portion thereof) or permit a judgment or other claim to become a lien upon any or all of Sterling’s assets or upon the Equipment; or

4.3.5.       If either Party (a) dissolves; (b) shall be adjudicated insolvent or a bankrupt, or cease, be unable, or admit in writing its inability, to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition or arrangement with creditors; (c) shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or of a substantial part of its property, or authorize such application or consent, or proceedings seeking such appointment shall be instituted against it without such authorization, consent or application; (d) shall authorize or file a voluntary petition in bankruptcy or apply for or consent to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustment of debt, insolvency, dissolution, moratorium or other similar law of any jurisdiction, or authorize such application or consent; or proceedings to such end shall be instituted against it without such authorization, application or consent.

5.       REPRESENTATIONS. Each Party represents that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, duly qualified to do business in each jurisdiction which is relevant under this Agreement and has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each Party to this Agreement has been duly authorized by all necessary action on the part of that Party, and are not inconsistent with its governing documents. Each Party further represents and warrants that its business is being operated in compliance with all applicable laws and regulations. Each Party warrants and represents that it has had a full opportunity to consult with legal counsel prior to executing this Agreement, has read and understands all of the provisions hereof and executed below as a free and voluntary act, and warrants that it is not under any legal or contractual obligation that would conflict with any of the undertakings set forth herein and that execution of this Agreement does not violate any agreement to which it is now a party. There have been no verbal representations or oral promises made by either Party to induce them to enter this Agreement.

6.       INDEMNITY. Each Party shall indemnify and hold the other Party harmless from and against all claims, losses, liabilities (including negligence, tort and strict liability), damages, judgments, suits, and all legal proceedings, and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees) arising out of any breach of this Agreement or in any manner connected with their obligations under this Agreement, including, without limitation, any violation of any applicable laws or claims for injury to or death of persons or for damage to property. Each Party agrees to give the other Party prompt notice of any such claim or liability.

7.	MISCELLANEOUS.

7.1.       Time is of the essence with respect to this Agreement. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day (i.e, a Saturday, Sunday or federal holiday), then such action may be taken or such right may be exercised on the next succeeding business day.

7.2.       This Agreement constitutes the entire understanding or agreement between Surna and Sterling relating to the subject matter hereof and there is no understanding or agreement, oral or written, which is not set forth herein. This Agreement may only be amended by a writing signed by Surna and Sterling.

8

7.3.       This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against each Party and their respective successors and assigns, provided that this Agreement shall not be assignable by either Party, except that either Party may assign it to an affiliate of that Party and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of that Party’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Party assigning it would be required to perform it in the absence of such an assignment and the assigning Party shall be released of all obligations hereunder.

7.4.       No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5.       The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6.       Any notice, report or demand required or permitted by any provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if sent by registered or certified mail or overnight delivery (with evidence of delivery) charges prepaid, to the address of the party to whom such notice is to be given as shown on the cover sheet hereof or as such party may from time to time direct in writing. Notices are deemed to have been received on the date that they are delivered to the address.

7.7.       Surna intends to publicly announce and disclose this Agreement and the subject matter hereof in accordance with applicable laws. Until such time as Surna has publicly announced and/or disclosed this Agreement and the subject matter hereof, Sterling shall not publicly announce or disclose to any third party the existence of this Agreement or the subject matter.

7.8.       All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof.

7.9.       Any disputes arising hereunder, including disputes arising from or related to a termination of this Agreement, and any disputes or claims arising from the subject matter of this Agreement shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Denver, Colorado. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Denver, Colorado regardless of the particular plant or facility of the Parties. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each Party shall pay its own fees and expenses for the arbitration except for any costs and charges imposed by the AAA which may be assessed against the losing party by the arbitrator. Any fees of the arbitrator for his services shall in all events be shared and paid equally by the Parties.

9

7.10.       In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a Party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either Party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the Parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

7.11.       In the event that any court or arbitrator finds or holds any restriction contained in this Agreement to be unreasonable, invalid, or unenforceable, then it is the express intent of the Parties that the court or arbitrator so holding shall modify or amend the offending restriction or restrictions in any reasonable fashion so as to render it or them enforceable to the fullest extent possible under prevailing law. In the event that any restriction is deemed void and unenforceable and not suitable or capable of being so modified, then such restriction shall be severed. Each term and provision of this Agreement is and shall be construed as severable in whole or in part, and, if any provision or the application thereof to particular circumstances should be invalid, illegal, or unenforceable, then the remaining terms and provisions shall not be affected and shall remain fully enforceable. An adjudication or finding of invalidity or unenforceability for one jurisdiction of any particular provision shall not invalidate or void such provision in any other jurisdiction. It is the express intent of the Parties that all restrictions imposed by this Agreement be construed and applied to avoid legal nullities and with a view towards enforcement whenever possible.

7.12.       The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa.

7.13.       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of this page intentionally left blank. Signature page follows.]

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

STERLING PHARMS, LLC		SURNA, INC.

By:	/s/ Stephen Keen	By:	/s/ Trent Doucet
	Stephen Keen, Managing Member		Trent Doucet, Chief Executive Officer

11